EXECUTION COPY

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”), dated as of August 30, 2010, is made by and among Simon Property Group, Inc., a Delaware corporation (“Parent REIT”), Simon Property Group, L.P., a Delaware limited partnership (“Parent OP”), Marco LP Units, LLC, a Delaware limited liability company (“New Company”), Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “Company”), Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (“LVP REIT”), Lightstone Value Plus REIT, L.P., a Delaware limited partnership (“LVP OP”), and Pro-DFJV Holdings LLC, a Delaware limited liability company (“Pro-DFJV”), and solely for purposes of Section 14, Lightstone Prime, LLC, a Delaware limited liability company (“Lightstone”), Lightstone Holdings, LLC, a Delaware limited liability company (“Holdings”), BRM, LLC, a New Jersey limited liability company (“BRM”), and David Lichtenstein, an individual with an address at 1985 Cedar Bridge Avenue, Lakewood, New Jersey (“Lichtenstein”).

WHEREAS, pursuant to the Contribution Agreement, Holdings, Lightstone, BRM, LVP OP, and Pro-DFJV have agreed to contribute their interests in the Company and Holdings and BRM have agreed to contribute their interests in Ewell Holdings, LLC, a Delaware limited liability company, and Mill Run, L.L.C., a New Jersey limited liability company, to Parent OP (the “Contributions”);

WHEREAS, it is intended that the Contributions will be treated as tax-free contributions of property to Parent OP under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to set forth their rights and responsibilities with respect to certain tax matters arising in connection with the Contributions.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

“Adjusted Spreadsheet” shall have the meaning set forth in Section 7.

“Allocable Share” shall mean, with respect to a given LVP Party, such Person’s economic interest in New Company, expressed as a percentage, as set forth on Schedule D.

“Applicable Spreadsheet” shall mean the Preliminary Spreadsheet, the Adjusted Spreadsheet or the Final Spreadsheet, as applicable.

“BRM” shall have the meaning set forth in the recitals.

“Built-In Gain” shall mean gain allocable under Section 704(c) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(4)(i) to the LVP Parties (or their Indirect Owners) with respect to the Properties, taking into account any special inside basis of the LVP Parties (or their Indirect Owners) under Section 743(b) of the Code with respect to the Properties.  Such Built-In Gain shall be the amount determined on the Applicable Spreadsheet and thereafter shall be adjusted from time to time pursuant to the principles set forth in the Code and the Regulations thereunder.  Built-In Gain shall be reduced by any Built-In Gain that is recognized for federal income tax purposes prior to or during the Protected Period.

“Capital Account” shall have the meaning set forth in the OP Agreement.

“Capital Contribution Agreements” shall have the meaning set forth in Section 4(d).

“Capital Contribution Obligations” shall have the meaning set forth in Section 4(d).

“CMBS Debt” shall mean the indebtedness of the Company and its Subsidiaries set forth on Schedule C (the “Original CMBS Debt”) and any indebtedness incurred in replacement thereof in whole or in part that (i) is secured only by one or more of the Properties and (ii) qualifies as both a “nonrecourse liability” for purposes of Treasury Regulations Section 1.752-1(a)(2) and “qualified nonrecourse financing” for purposes of Section 465(b)(6) of the Code.

“Code” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the recitals.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of December 8, 2009, by and among Lightstone, Holdings, BRM, the Company, LVP OP, LVP REIT, Parent OP, Parent REIT, New Company, and certain other parties thereto, as amended on May 13, 2010, June 28, 2010, and the date hereof.

“Contributions” shall have the meaning set forth in the recitals.

“Dispute Firm” shall have the meaning set forth in Section 6(c).

“Distributable Amount” means (a) the sum of the Special Distribution Amount plus (b) the amount described in Section 2.6(b) of the Contribution Agreement plus (c) the amount described in Section 2.3(e)(i) of the Contribution Agreement.

“Final Spreadsheet” shall have the meaning set forth in Section 7.

“General Partner” shall mean the general partner of Parent OP.

“Guaranties” shall mean the guaranties of collection by the LVP Parties in respect of the Section 15.28 Loan executed as of the Closing Date, which are substantially in the form attached as Exhibit B.

“Holdings” shall have the meaning set forth in the recitals.

“Indirect Owner” means, in the case of a LVP Party that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any Person owning an equity interest in such LVP Party and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any Person owning an equity interest in such entity.

“Lichtenstein” shall have the meaning set forth in the recitals.

“Lichtenstein Parties” shall mean Lightstone, Holdings, BRM and Lichtenstein.

“LVP Guaranty Failure” shall have the meaning set fort in Section 4(e).

“Lightstone” shall have the meaning set forth in the recitals.

“LVP REIT” shall have the meaning set forth in the recitals.

“LVP Parties” shall mean LVP and Pro-DFJV.

“New Company” shall have the meaning set forth in the recitals.

“New Company Agreement” shall mean the limited liability company operating agreement of New Company, dated as of the date hereof.

“Non-Parent TPA Obligations” shall have the meaning set forth in Section 14.

“OP Agreement” shall mean the Eighth Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of May 8. 2008, as it may be amended.

“Original CMBS Debt” shall have the meaning set forth the in the definition of CMBS Debt.

“Parent OP” shall have the meaning set forth in the recitals.

“Parent OP Debt” shall mean debt that is (i) indebtedness for U.S. federal tax purposes, (ii) either (x) indebtedness of Parent OP or (y) indebtedness of an entity that is disregarded as an entity separate from Parent OP for U.S. federal income tax purposes for which Parent OP has provided a full recourse guaranty of payment in respect of the entire principal amount, and (iii) not required to be registered at any time with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

“Parent REIT” shall have the meaning set forth in the recitals.

“Permitted Transfer” shall have the meaning set forth in Section 2(b).

“Preliminary Spreadsheet” shall have the meaning set forth in Section 7.

“Pro-DFJV” shall have the meaning set forth in the recitals.

“Properties” shall mean the properties transferred directly or indirectly by LVP and Pro-DFJV pursuant to the Contributions, or any entity in which Parent OP or any of its Subsidiaries subsequently holds a direct or indirect interest as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to any of the Properties.

“Property” shall mean any one of the Properties.

“Protected Period” shall mean the period of time beginning on the Closing Date and ending on the date set forth on Schedule B in respect of each Property.

“Refinancing” shall mean debt that is (i) allocable under the rules of Treasury Regulations Section 1.163-8T to payments discharging the Section 15.28 Loan or an earlier Refinancing and (ii) that is owed by Parent OP (or an entity that is disregarded as an entity separate from Parent OP for U.S. federal income tax purposes) to a Person that is not related to any partner of Parent OP for purposes of Treasury Regulations Section 1.752-4(b).

“Refinancing Guaranty” shall have the meaning set forth in Section 4(b).

“Representative” shall mean Lightstone, acting as agent on behalf of each LVP Party, in its capacity as representative of the LVP Parties.

“Restricted Transfer” means any transaction or series of transactions involving the sale, conveyance, exchange, or other transfer of more than 50% of Parent OP’s gross assets, whether in a single transaction or a series of transactions, other than a  transaction entailing a transfer (i) to a Subsidiary of Parent OP, (ii) to a Person other than a Subsidiary of Parent OP for consideration having a fair market value approximately equal to that of the transferred assets, or (iii) in a transaction pursuant to which the full amount of the LVP Parties’ Built-In Gain is recognized, resulting in Parent OP making payment in full to the LVP Parties to the extent required hereunder.

“Section 15.28 Loan” shall mean the loan to Parent OP to be made in connection with the Closing pursuant to Section 15.28 of the Credit Agreement dated December 8, 2009 by and among Parent OP, the lenders party thereto, and JP Morgan Chase Bank, N.A., as administrative agent.

“Section 752 Gain” shall mean without duplication (x) gain recognized under Section 731(a)(1) of the Code because of a deemed distribution under Section 752(b) of the Code or (y) gain recognized under Section 465(e) of the Code, in either case as a result of a reduction of the amount of liabilities allocable to the LVP Parties for purposes of Section 752 of the Code (including liabilities allocable to the LVP Parties with respect to their interests in New Company).

“Taking” shall have the meaning set forth in Section 2(b).

“Taxable Disposition” shall have the meaning set forth in Section 2(c).

“Taxable OP Unit Disposition” shall have the meaning set forth in Section 2(c).

“Taxable Property Disposition” shall have the meaning set forth in Section 2(a).

“TPAs” shall have the meaning set forth in Section 14.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

2.           Restrictions on Dispositions of the Properties.

 (a)           Subject to Section 2(b), at all times during the Protected Period, neither Parent OP nor any entity in which Parent OP holds a direct or indirect interest will consummate a sale, transfer, exchange, or other disposition of any Property (but excluding any Permitted Transfer), or engage in any other transaction, that would result in the recognition of all or any portion of the Built-In Gain by a LVP Party or its Indirect Owner(s) (a “Taxable Property Disposition”).

(b)           Section 2(a) shall not apply to (i) the condemnation or other taking of any Property by a governmental entity or authority in an eminent domain proceeding or otherwise (such event, a “Taking”), or (ii) a transfer of any of the Properties in an involuntary bankruptcy against Parent OP or any entity in which Parent OP holds a direct or indirect interest in any of the Properties (each, a “Permitted Transfer”); provided, however, that in the event that a Taking occurs with respect to a Property, Parent OP and Parent REIT shall use their commercially reasonable efforts to avoid recognition of gain with respect to such Taking by acquiring appropriate replacement property and making any required elections in accordance with Section 1033(a)(2) of the Code and the Regulations promulgated thereunder; provided, however, nothing herein shall be deemed to require that Parent OP, Parent REIT or the General Partner take any action to avoid or prevent a Permitted Transfer.

(c)           At all times that the LVP Parties hold direct or indirect interests in Parent OP, and so long as Parent OP or an Affiliate of Parent OP is the Manager, Manager shall not cause New Company to (and New Company shall not) consummate a sale, transfer, exchange, or other disposition of any Parent OP Common Units, or engage in any other transaction that would result in the recognition of all or any portion of the Built-In Gain by a LVP Party or its Indirect Owner(s) (a “Taxable OP Unit Disposition”, and together with a Taxable Property Disposition, a “Taxable Disposition”).

(d)           For the avoidance of doubt, a Taxable Disposition shall not include a sale, transfer, exchange, or other disposition of any New Company Units or Parent OP Common Units (including following a pledge of New Company Units or Parent OP Common Units) by a LVP Party (or an Indirect Owner) or any Affiliate thereof.

3.           Obligation to Maintain and Allocate Certain Debt.

(a)           Parent OP shall maintain the Section 15.28 Loan or the Refinancing with an outstanding principal balance of no less than the Distributable Amount until the fourth anniversary of the Closing Date, and shall not discharge the Section 15.28 Loan (other than through a Refinancing) or the Refinancing prior to such anniversary.

(b)           Parent OP, directly or indirectly, shall maintain the CMBS Debt at all times through the scheduled maturity dates listed on Schedule C, in the principal amounts set forth on Schedule C, as adjusted for regularly scheduled principal payments.

(c)           At all times up to and including the scheduled maturity of the Original CMBS Debt, Parent OP shall allocate “excess nonrecourse liabilities” (as described in Treasury Regulations Section 1.752-3(a)(3)) in respect of each Property subject to the CMBS Debt to each LVP Party (through its interest in New Company) up to the amount of such Person’s Allocable Share of the Built-In Gain with respect to each such Property, after taking into account allocations described in Treasury Regulations Sections 1.752-3(a)(1) and 1.752-3(a)(2).

(d)           The CMBS Debt shall be allocated among the Properties in accordance with Treasury Regulations Section 1.752-3(b).  The allocation of the CMBS Debt among the Properties as of the Closing Date shall be set forth on a schedule to be delivered to Parent OP as soon as practicable following the date hereof; provided, that the amount of CMBS Debt allocated to the Property at Jeffersonville, Ohio (“Jeffersonville”) shall be determined by negotiation and agreement reached between Simon OP and the applicable servicer of the CMBS Debt with respect to Jeffersonville.  As a frame of reference only, the original CMBS Debt documents allocated approximately $75.1 million of debt to Jeffersonville.

(e)           All tax returns filed by Parent OP shall report the outstanding principal amount of the Section 15.28 Loan and any Refinancing as a recourse liability allocable solely to the LVP Parties (through their interests in New Company) to the extent of the Guaranties or Refinancing Guaranties for purposes of Section 752 of the Code, except as required by a change in law or a determination under Section 1313 of the Code with respect to a LVP Party after the date hereof.

(f)           For federal, state and local tax purposes, the Section 15.28 Loan and any Refinancing with respect to which the LVP Parties provide Refinancing Guaranties shall be Parent OP Debt that satisfies the requirements for treatment as a “nonrecourse liability” for purposes of Treasury Regulations Section 1.752-1(a)(2), and would not constitute “partner nonrecourse debt” or a “partner nonrecourse liability” within the meaning of Treasury Regulations Section 1.704-2(b)(4) in the absence of any Guaranty or Refinancing Guaranty. For avoidance of doubt, any “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3(e)) of the Section 15.28 Loan or a Refinancing occurring as a result of actions by Parent OP or any of its Affiliates shall itself be treated as the incurrence of new indebtedness for purposes of this Agreement and must satisfy the requirements set forth in the previous sentence.

4.           Guaranties; Capital Contribution Obligations.

(a)           At all times up to and including the maturity of the Section 15.28 Loan, Parent OP shall permit each LVP Party to maintain a Guaranty in an amount at least equal to such Person’s Allocable Share of the Distributable Amount, as determined from time to time.

(b)           Each LVP Party shall be given the opportunity to provide a guaranty of collection with respect to any Refinancing that is substantially identical to the Guaranty in all respects including the amount of the guaranty (the “Refinancing Guaranty”) contemporaneously with the consummation of each such Refinancing, and shall be permitted to maintain such Refinancing Guaranty at all times up to and including the maturity of each Refinancing in an amount at least equal to such LVP Party’s Allocable Share of Distributable Amount; provided, that Parent OP shall have no obligation to offer the LVP Parties the opportunity to provide Refinancing Guaranties with respect to any Refinancing consummated after the fourth anniversary of the Closing Date; provided further, at any time after the fourth anniversary of the Closing Date, Parent OP shall be permitted to repay or satisfy, in whole or in part, modify or otherwise take any actions with respect to the 15.28 Loan or any Refinancing without limitation.

(c)           Parent REIT shall not be an obligor with respect to the Section 15.28 Loan or any Refinancing with respect to which the LVP Parties provide Refinancing Guaranties.

(d)           At all times that the LVP Parties hold direct or indirect interests in Parent OP (other than through the ownership of stock of Parent REIT), Parent OP shall offer the LVP Parties the opportunity to enter into capital contribution agreements substantially in the form of Exhibit A (the “Capital Contribution Agreements”), pursuant to which the LVP Parties shall have capital contribution obligations in respect of indebtedness of Parent OP that would qualify as “nonrecourse liabilities” for purposes of Treasury Regulations Section 1.752-1(a)(2) in the absence of such agreements (the “Capital Contribution Obligations”).  The LVP Parties shall designate the initial amounts of the Capital Contribution Obligations on the Closing Date on Schedule E, and such amounts shall be increased from time to time pursuant to the terms of the Capital Contribution Agreements.  Parent OP shall maintain sufficient amounts of indebtedness described in the first sentence of this paragraph in order to support the Capital Contribution Obligations, taking into account any other similar obligations of other direct or indirect owners of Parent OP, at all times that the LVP Parties hold direct or indirect interests in Parent OP.

(e)           If a LVP Party declines to execute a Refinancing Guaranty that Parent OP tenders to such LVP Party (a “LVP Guaranty Failure”), the loan to which such guaranty opportunity relates, and any refinancing of such loan, shall no longer be subject to the provisions of this Section 4 and, accordingly, Parent OP shall not be required at any point in the future to offer such LVP Party an opportunity to guaranty such Refinancing or any loan that refinances such Refinancing.

5.           Section 704(c) Method.  Parent OP and any other entity in which Parent OP has a direct or indirect interest shall use, to the extent permitted under the Code, the “traditional method” (without “curative allocations”) under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Code Section 704(c) with respect to each Property to take into account the book-tax disparities as of the Closing Date and with respect to any revaluation of such Property pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6).

6.           Indemnification.

(a)

(i)           In the event that Parent OP or New Company breaches its obligations under Section 2, Parent OP and Parent REIT shall indemnify and hold harmless each LVP Party from and against, and Parent OP and Parent REIT shall  be jointly and severally liable to each LVP Party for (x) the amount of Taxes deemed incurred by such LVP Party with respect to such LVP Party’s Allocable Share of the Built-In Gain that is recognized as a result of such Taxable Disposition and (y) a “gross-up” amount so that, after the hypothetical payment by such LVP Party of all Taxes on amounts received pursuant to this Section 6(a)(i), such LVP Party would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of the Taxable Disposition and recognition of Built-In Gain.

(ii)           In the event that Parent OP breaches its obligations under Section 3 or Section 4, Parent OP and Parent REIT shall indemnify and hold harmless each LVP Party from and against, and Parent OP and Parent REIT shall be jointly and severally liable to each LVP Party for (x) the amount of Taxes deemed incurred by such LVP Party with respect to the Section 752 Gain or other gain recognized by such LVP Party as a result of such breach and (y) a “gross-up” amount so that, after the hypothetical payment by such LVP Party of all Taxes on amounts received pursuant to this Section 6(a)(ii), such LVP Party would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of such breach and its recognition of Section 752 Gain or other gain.

(iii)           In the event that Parent OP breaches its obligations under Section 5, Parent OP and the REIT shall indemnify and hold harmless each LVP Party from and against, and Parent OP and the REIT shall be jointly and severally liable to each LVP Party for (x) the amount of Taxes deemed incurred by such LVP Party as a result of, or in connection with, such breach (taking into account all Taxes imposed with respect to items allocated to the LVP Party as a result of allocations not permitted by Section 5) and (y) a “gross-up” amount so that, after the hypothetical payment by such LVP Party of all Taxes on amounts received pursuant to this Section 6(a)(iii), such LVP Party would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of such breach.

(b)           Notwithstanding anything herein to the contrary, it is the understanding and the intention of the parties hereto that Parent OP and Parent REIT shall have no liability under this Agreement as a result of (i) any actions or failure to take actions prior to the Closing, (ii) any change in Law or interpretation thereof after the date hereof, (iii) the structure and effectuation of the transactions contemplated by this Agreement, the Contribution Agreement or any other Transaction Document or (iv) any action taken by LVP OP or LVP REIT or any LVP Party (or its Indirect Owner) or any Affiliate of any of the foregoing (regardless of when such action is taken).

(c)           For purposes of determining the amount of the deemed income Taxes incurred by each LVP Party and the amount of the indemnity under Section 6(a), (i) all income arising from a transaction or event that is taxable at ordinary income rates (including, without limitation, “recapture” under Code Sections 1245 or 1250 and net short-term capital gain) under the applicable provisions of the Code and allocable to a given LVP Party shall be treated as subject to federal, state and local income tax at the then applicable effective tax rate imposed on the income of corporations doing business in New Jersey, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on income then in effect in New Jersey and (ii) the benefits of the deductibility of state and local income taxes shall be taken into account.

7.           Determination of Built-In Gain.  As soon as practicable following the Closing, the LVP Parties shall provide to Parent OP, a spreadsheet (the “Preliminary Spreadsheet”) showing their good faith estimate of the amount of Built-In Gain with respect to the Properties as of the Closing Date.  Promptly following the determination of the Actual Adjustment, the LVP Parties and Parent OP shall jointly prepare a spreadsheet showing the amount of the Built-In Gain with respect to the Properties as of the Closing Date, prepared on a basis consistent with the Preliminary Spreadsheet and updated to reflect the Actual Adjustment (the “Adjusted Spreadsheet”). Promptly following the disbursement of all amounts from the Escrow Account, the LVP Parties and Parent OP shall jointly prepare a spreadsheet showing the amount of the Built-In Gain with respect to the Properties as of the Closing Date, prepared on a basis consistent with the Adjusted Spreadsheet and updated to reflect the settlement of the Escrow (the “Final Spreadsheet”).  Each Applicable Spreadsheet shall reflect any sales of Properties prior to the preparation of such spreadsheet.

8.           Cooperation Regarding Post-Closing Tax Matters.  The LVP Parties agree to, and agree to cause their Affiliates to, cooperate and to provide such information and assistance as may be reasonably requested by Parent OP in connection with any tax reporting or compliance obligations of Parent OP or its Affiliates or any obligations of Parent OP under this Agreement.  Such cooperation shall include the provision of information required for Parent OP to properly prepare and file any U.S. federal or state tax returns or reports relating to the transactions contemplated in the Contribution Agreement or the Properties and any information reasonably relevant to the determination of any potential liability of Parent OP under Section 6.

9.           Reporting.

(a)           For Federal, state and local income tax purposes, the Contributions and the distribution of the Distributable Amount shall be reported by all parties hereto as follows:

(i)           The Contributions shall be treated as nontaxable contributions in exchange for Parent OP Common Units under Section 721(a) of the Code.

(ii)           The distribution of the Distributable Amount from the proceeds of the Section 15.28 Loan shall be treated as a nontaxable distribution to a partner pursuant to Section 731 of the Code and Treasury Regulations Section 1.707-5(b), without separate disclosure pursuant to Section 6662(d)(2)(B)(ii) or any other provision of the Code or Treasury Regulations or similar provisions of state and local law, except as required by a change in law after the date hereof; provided that, upon a reasonable request from Parent OP or its accountant, the LVP Parties shall provide (at Parent OP’s expense) to Parent OP, at the LVP Parties’ election, either (i) a letter from a nationally recognized accounting firm or law firm with expertise in U.S. federal income taxation of partnerships addressed to Parent OP or its accountant or (ii) an opinion letter from such a firm, which shall provide that Parent OP or its accountant is entitled to rely on it, in each case providing the required level of comfort to Parent OP or its accountant in order to sign the return or returns.

(iii)           Pursuant to Notice 89-35, 1989-1 C.B. 675, for purposes of applying the interest-tracing rules of Treasury Regulations Section 1.163-8T, the Company shall treat the distribution of the Distributable Amount as being made from the proceeds of the Section 15.28 Loan.

10.          No Limitations After Expiration of Term of the Agreement; Sole and Exclusive Remedy; No Representations or Warranties; Limitation on Rights.

(a)           After the expiration of the Protected Period with respect to any Property, (i) the restriction set forth in Section 2 with respect to such Property shall be of no force and effect, (ii) neither Parent OP nor the General Partner shall be under any restriction or limitation as to the actions it can take with respect to such Property, whether by reason of fiduciary duty or otherwise, regardless of the tax consequences that such action (or any failure to act) might have for the LVP Parties, and (iii) the Parent OP and the General Partner shall have no duty to consider the tax consequences to LVP Parties of any action (or failure to act) with respect to such Property.

(b)           The sole and exclusive remedy of LVP Parties against Parent OP and the General Partner and any affiliates thereof with respect to any breach or alleged or prospective breach of the covenants set forth in Sections 2, 3 or 4 shall be to receive the payment from the Parent OP provided in Section 6 hereof, it being intended by the parties that in no event shall any LVP Party have any right to specific performance or equitable relief with respect to any obligation of Parent OP under this Agreement or with respect to the breach of Section 2 any right to money damages of any nature, consequential or otherwise, for any breach under this Agreement, except for the specific payment provided for in Section 6(a) hereof.

(c)           Each of the LVP Parties acknowledges and agrees that none of the Parent OP, General Partner, any Affiliate of Parent OP or Parent REIT, or any employee or officer of any of the foregoing has made or hereby makes any representation or warranty to any LVP Party regarding the federal income tax treatment of Parent OP (other than to the extent set forth in the Contribution Agreement) or the federal income tax consequences of any of the transactions contemplated by the Contribution Agreement, including whether or not the transfer of the Properties to Parent OP as contemplated under the Contribution Agreement will be effective to avoid the recognition by any taxpayer of all or any portion of the gain that otherwise would be required to be recognized for federal income tax purposes upon a fully taxable disposition of the Properties, and in that event the LVP Parties shall bear the cost of all income taxes associated therewith. Each LVP Party further acknowledges and agrees that the transactions contemplated by the Contribution Agreement shall be treated as having occurred outside of this Agreement and, accordingly, are not intended to be, and shall not be, covered by this Agreement.

11.          Provision of Information to the LVP Parties.

(a)           At the time Parent OP and any entity in which Parent OP holds a direct or indirect interest enters into an agreement to consummate a Taxable Disposition that, if consummated, would result in the recognition by the LVP Parties of all or any portion of their Built-In Gain, and in any case not less than thirty (30) days prior to consummating such Taxable Disposition, Parent OP shall notify Representative in writing of such proposed Taxable Disposition and all details of the Taxable Disposition that are relevant to the calculation of the indemnities set forth herein including, but not limited to (i) the Property, or portion thereof disposed of, (ii) the amount and nature of the consideration to be received, and (iii) the expected amount of gain (including Built-In Gain) allocable to the LVP Parties (or their Indirect Owners, if applicable) as a result of such Taxable Disposition.  The failure to provide any such written notice shall not affect the amount, if any, of Parent OP’s indemnification obligation.

(b)           At the time Parent OP and any entity in which Parent OP holds a direct or indirect interest enters into an agreement to consummate a transaction that, if consummated, would result in the recognition by the LVP Parties of Section 752 Gain, and in any case not less than thirty (30) days prior to consummating such transaction, Parent OP shall notify Representative in writing of such proposed transaction and all details that are relevant to the calculation of the indemnities set forth herein including, but not limited to the expected amount of Section 752 Gain allocable to the LVP Parties (or their Indirect Owners, if applicable) as a result of such transaction.  The failure to provide any such written notice shall not affect the amount, if any, of Parent OP’s indemnification obligation.

(c)           Following a request by a LVP Party, Parent OP shall deliver to such LVP Party (or the direct or indirect owner of such LVP Party, if applicable) a good-faith estimate of such Person’s Capital Account and allocation of  Partnership liabilities pursuant to each of  Treasury Regulations Sections 1.752-2(a), 1.752-3(a)(1), (2), and (3).  Parent OP shall have no liability (and its indemnification obligation under this Agreement shall not be affected) if it fails to provide any such good faith estimate or if such estimate is not accurate.

12.          Contests.

(a)           Nothing in this Agreement shall be construed to prevent the General Partner from contesting in good faith, as the tax matters partner of Parent OP in accordance with the OP Agreement, any claim that, if successful, would result in an indemnity payment pursuant to Section 6.

(b)           The LVP Parties shall provide written notice to Parent OP promptly after learning of any audit or other proceeding involving a LVP Party for which Parent OP could have an indemnification obligation under Section 6 (a “Proceeding”).  Failure to provide prompt written notice of a Proceeding shall preclude any indemnity hereunder to the extent Parent OP is materially prejudiced thereby.

(i)           Upon receipt of notice of a Proceeding, Parent OP shall either (i) assume the conduct and control of the settlement or defense of such Proceeding, and the LVP Parties shall cooperate with Parent OP in connection therewith (including, for example, signing a power of attorney with respect to such Proceeding) or (ii) advise the LVP Parties that it does not wish to control such Proceeding, in which case Parent OP shall bear all costs and expenses of a nationally recognized law firm retained to represent the LVP Parties in such Proceeding, which counsel shall be reasonably acceptable to Parent OP. In either event, the party not controlling the Proceeding shall be given the right to participate in such Proceeding, at its own expense. So long as Parent OP is reasonably contesting any Proceeding, the LVP Parties (or their Indirect Owners) shall not pay or settle any such Proceeding without the consent of Parent OP, which consent may be withheld in Parent OP’s sole discretion.

(ii)           Subject to Section 12(b)(iii), (a) a final determination under Section 1313 of the Code of the claim underlying the Proceeding shall be binding on Parent OP and the LVP Parties and (b) if the LVP Parties are found liable for the Taxes that were the subject of the Proceeding, and it is determined that such Taxes were caused by Parent OP’s breach of this Agreement, Parent OP shall promptly pay the LVP Parties the amount payable pursuant to Section 6 of this Agreement.

(iii)           Notwithstanding the foregoing, if either Parent OP or the LVP Parties disputes the finding with respect to causation, Parent OP shall select a nationally recognized accounting firm or law firm experienced in tax protection matters and reasonably acceptable to Representative (the “Dispute Firm”) to review the indemnification claim and the applicable provisions of this Agreement.  The Dispute Firm shall have fifteen (15) business days (or such additional time as the Dispute Firm determines is reasonably necessary) to review such materials and deliver to Parent OP and Representative its determination of whether any amount is due under this Agreement.  The determination of the Dispute Firm shall be final and binding on the parties to this Agreement, and Parent OP shall promptly pay over to the LVP Parties such amounts determined by the Dispute Firm to be due under this Agreement and the LVP Parties shall have no further recourse against Parent OP for the indemnification claim with respect to which such amounts have been paid.  Parent OP shall bear all costs and expenses of the Dispute Firm; provided, the LVP Parties shall bear such costs if Parent OP is found to have no liability pursuant to this Agreement.

(c)           Subject to paragraphs (a) and (b) above, the LVP Parties shall have the right to participate in any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability, refund, or adjustment to the taxable income of any party hereto that could result in disallowance of the tax treatment set forth in Section 9 at its own expense.

13.          Transfer of Parent OP’s Assets.  For so long as the LVP Parties hold direct or indirect interests in Parent OP, neither Parent OP nor its Affiliates shall consummate a Restricted Transfer unless the transferee assumes the liabilities and obligations of Parent OP under this Agreement; provided, that Parent OP shall not be released from such liabilities and obligations as a result of such assumption.

14.          Assumption of Existing Tax Protection Agreements.  Parent OP and Parent REIT shall indemnify and hold harmless LVP OP, LVP REIT, each LVP Party, each Lichtenstein Party, or any of their Affiliates from and against, and Parent OP and Parent REIT shall be jointly and severally liable for all liabilities and obligations arising under the Tax Protection Agreements set forth on Schedule F (such Agreements, the “TPAs”)  solely as a result of Parent OP, Parent REIT or any of their Affiliates (including the Company) taking an action or failing to take an action after the Closing that triggers an indemnification obligation under a TPA (such liabilities and obligations, the “Parent TPA Obligations”).  For the avoidance of doubt, the Parent TPA Obligations shall not include any liabilities or obligations under the TPAs with respect to (a) the structure of the contributions and debt arrangements that are the subject of the TPAs, (b) any transactions occurring prior to the Closing, (c) the structure and effectuation of the transactions contemplated by the Contribution Agreement or any other Transaction Document, (d) any actions taken by any Member of the New Company, LVP OP or LVP REIT (regardless of when such action is taken), or (e) a change in Law or interpretation thereof after the date hereof.  The LVP OP and LVP REIT shall indemnify and hold harmless Parent OP from and against and LVP OP and LVP REIT shall be jointly and severally liable for any liability arising under the TPAs that is not a Parent TPA Obligation (“Non-Parent TPA Obligations”).  The Non-Parent TPA Obligations shall not be subject to any limitations, including without limitation, the limitations on indemnification described in Article 10 of the Contribution Agreement.

15.          Miscellaneous Provisions.

(a)           Assignment.  No party shall assign this Agreement or its rights hereunder to any Person without the prior written consent of the other party, which consent such other party may grant or withhold in its sole discretion, and any such assignment undertaken without such consent shall be null and void.

(b)           Integration, Waiver.  This Agreement (including the Exhibits hereto) embodies and constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and statements, whether oral or written.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by a party hereto of any failure or refusal by any other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(c)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws.

(d)           Captions Not Binding: Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

(e)           Binding Effect; No Third-Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Person, other than the parties hereto, shall have any rights against Parent OP as a result of this Agreement.  The parties hereto further acknowledge that there are no intended third-party beneficiaries to this Agreement.

(f)           Severability.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages or telex, or by registered or certified mail (postage prepaid, return receipt requested) as follows:

To Parent REIT, Parent OP or Parent Sub:

Simon Property Group, Inc
225 West Washington Street
Indianapolis, Indiana 46204
Attention:       James M. Barkley
Facsimile:       317-685-7377

with a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8980
Attention:       Peter S. Golden
 Alan S. Kaden
Facsimile:       212.859.4000

To the Representative:

Lightstone Prime, LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:              Joseph E. Teichman, Esq.
Facsimile:              732-612-1444

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:       Jeffrey D. Marell
  Jeffrey B. Samuels
Facsimile:       212-757-3990

or to such other address as any party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

(i)           Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or Exhibit hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, EACH PARTY HERETO HAS CAUSED THIS Agreement to be duly executed on its behalf on the date first above written.

Simon Property Group, Inc.

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

Simon Property Group, L.P.

By:	Simon Property Group, Inc., its general partner

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

Prime Outlets Acquisition Company LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

Marco LP Units, LLC

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

Lightstone Prime, LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

[Signature page to DL Tax Matters Agreement]

Lightstone Holdings, LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

Pro-DFJV Holdings LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

BRM, LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

Lightstone Value Plus Real Estate Investment Trust, Inc.

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

Lightstone Value Plus REIT, L.P.

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

/s/ David Lichtenstein
David Lichtenstein

[Signature page to LVP Tax Matters Agreement]

SCHEDULE A

Schedule A intentionally omitted.

SCHEDULE B

PROTECTED PERIODS

Property	End of Protected Period

Ellenton	Eighth anniversary of the Closing

San Marcos	Eighth anniversary of the Closing

Orlando	Eighth anniversary of the Closing

Grove City	Eighth anniversary of the Closing

Jeffersonville	Eighth anniversary of the Closing

Pleasant Prairie I	Sixth anniversary of the Closing

Williamsburg	Sixth anniversary of the Closing

Pleasant Prairie II	Sixth anniversary of the Closing

Williamsburg Mazel	Sixth anniversary of the Closing

Queenstown	Sixth anniversary of the Closing

Lee	Sixth anniversary of the Closing

Hagerstown	Sixth anniversary of the Closing

Calhoun	June 26, 2013

Naples	June 26, 2013

Florida City	June 26, 2013

Gaffney	June 26, 2013

Gulfport	June 26, 2013

Huntley	June 26, 2013

Lebanon	June 26, 2013

Pismo Beach	June 26, 2013

Birch Run	June 26, 2013

SCHEDULE C

CMBS DEBT

Lender	Loan	Property	Amount Outstanding	Maturity

Wachovia	Megadeal	Ellentown	$609.1 million	January 11, 2016
Florida City
Grove City
Gulfport
Huntley
Jeffersonville
Lebanon
Naples
San Marcos
Pleasant Prairie I
Citigroup	2nd Horizon	Pismo Beach	$100.0 million	November 6, 2016
Queenstown
CIBC	Bridge Portfolio	Calhoun	$112.0 million	September 1, 2016
Gaffney
Lee
Wachovia	Triple Outlet World Loans	Birch Run	$308.1 million	April 11, 2016
Hagerstown
Williamsburg
CIBC	Pleasant Prairie II	Pleasant Prairie II	$37.6 million	December 1, 2016

SCHEDULE D

ALLOCABLE SHARES

LVP Party	Allocable Shares

Lightstone Value Plus REIT, L.P.	26.144%

Pro-DFJV Holdings, LLC	14.755%

SCHEDULE E

CAPITAL CONTRIBUTION OBLIGATIONS

LVP Party	Amount of Capital Contribution Obligation as of the Closing Date

Lightstone Value Plus REIT, L.P.	$100,000,000

 SCHEDULE F

TAX PROTECTION AGREEMENTS

1.	Tax Protection Agreement, dated August 25, 2009, by and between Lightstone Value Plus REIT, L.P. and Central Jersey Holdings II LLC.

2.	Tax Protection Agreement, dated August 25, 2009, by and between Lightstone Value Plus REIT, L.P. and JT Prime LLC.

3.	Tax Protection Agreement, dated August 25, 2009, by and between Lightstone Value Plus REIT, L.P. and Trac Central Jersey LLC.

4.	Tax Protection Agreement, dated June 26, 2008, by and among Lightstone Value Plus REIT, L.P., the Company, and AR Prime Holdings, LLC.

5.	Series C Optional Tax Indemnification, attached as Exhibit H to Fourth Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P.

6.	Tax Protection Agreement, dated June 26, 2008, by and between Lightstone Value Plus REIT, L.P. and Arbor National CJ, LLC.

7.	Tax Protection Agreement, dated June 26, 2008, by and between Lightstone Value Plus REIT, L.P. and Arbor Mill Run JRM LLC.

EXHIBIT A

FORM OF CAPITAL CONTRIBUTION AGREEMENT

EXHIBIT B

FORM OF GUARANTY OF COLLECTION

EXECUTION COPY

GUARANTY OF COLLECTION

THIS GUARANTY OF COLLECTION is made as of August 30, 2010 (this “Agreement”) by Lightstone Value Plus REIT, L.P., a Delaware limited partnership (the “Guarantor”), to and for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), each of the Lenders (as such term is defined in the Credit Agreement (as defined below)), and any of their respective successors and assigns with respect to the obligations of Simon Property Group, L.P., a Delaware limited partnership (the “Borrower”), in respect of the Loans (as hereinafter defined), and is acknowledged by the Agent, as representative acting on behalf of the Lenders.

RECITALS:

WHEREAS, the Guarantor indirectly owns a limited partnership interest in the Borrower;

WHEREAS, pursuant to the Credit Agreement dated December 8, 2009, by and among the Borrower, the Lenders party thereto and the Agent (the “Credit Agreement”) and the other Loan Documents (as defined in the Credit Agreement), the Lenders have agreed to provide to Borrower a revolving credit facility in an aggregate amount of $3,695,000,000 (the “Loans”);

WHEREAS, the Lenders have made certain Loans to the Borrower , a portion of which will be drawn down for the purpose described in Section 15.28 of the Credit Agreement (the “Section 15.28 Loan”) which draw down shall be accompanied by the delivery of one or more Guarantees as defined and described in said Section 15.28; and

WHEREAS, the Guarantor will directly benefit from the Section 15.28 Loan being made to the Borrower;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.           Guaranty.  Subject to the terms and conditions set forth in this Agreement, the Guarantor hereby irrevocably, unconditionally, absolutely and directly agrees to pay to the Agent (for the benefit of the Lenders) the principal amount of the Section 15.28 Loan (which, for the avoidance of doubt, shall include any Loans to Borrower in respect of amounts to be distributed or deposited pursuant to Sections 2.3(e)(i), 2.5, and 2.6(b) of the Contribution Agreement dated as of December 8, 2009, and amended on May 13, 2010, June 28, 2010, and the date hereof, by and among Borrower, Simon Property Group, Inc., a Delaware corporation, Marco Capital Acquisition LLC, a Delaware limited liability company, Prime Outlets Acquisition Company LLC, a Delaware limited liability company, and the Contributors party thereto (the “Contribution Agreement”)), together with interest thereon, in each case to the extent provided for in the Loan Documents, (the “Guaranteed Obligations”); provided, however, that the Guarantor shall have no obligation to make a payment hereunder with respect to any other costs, fees, expenses, penalties, charges or similar items payable by the Borrower and any other person or entity (a “Person”) that has guaranteed any payment under the Loan Documents other than the Guarantor (collectively, the “Borrower Parties”) in respect of the Section 15.28 Loan or under the Credit Agreement.

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2.           Guaranty of Collection and Not of Payment.  Notwithstanding any other provision of this Agreement, this Agreement is a guaranty of collection and not of payment, and the Guarantor shall not be obligated to make any payment hereunder until each of the following is true: (a) Borrower shall have failed to make a payment due to the Lenders in respect of such Guaranteed Obligations and the Section 15.28 Loan shall have been accelerated, (b) the Lenders shall have exhausted all Lender Remedies (as defined below), and (c) the Lenders shall have failed to collect the full amount of the Guaranteed Obligations.  The term “Lender Remedies” shall mean all rights and remedies at law and in equity that the Agent or the Lenders may have against any Borrower Party, any collateral deposited in the Letter of Credit Collateral Account (as such term is defined in the Credit Agreement) (the “LC Collateral”) or any other Person that has provided credit support in respect of the applicable Guaranteed Obligations, to collect, or obtain payment of, the Guaranteed Obligations, including, without limitation, foreclosure or similar proceedings, litigation and collection on all applicable insurance policies, and termination of all commitments to advance additional funds to the Borrower under the Loan Documents.  For the avoidance of doubt, Lender Remedies shall not have been exhausted with respect to any LC Collateral unless and until the value thereof has been included in Section 3(a)(y)(ii).

3.           Cap.  Notwithstanding any other term or condition of this Agreement it is agreed that Guarantor’s maximum liability under this Agreement shall not exceed the sum of (a) the difference between (x) the sum of $138,010,000.00 plus any amounts to be received directly or indirectly by the Guarantor pursuant to Sections 2.3(e)(i) and 2.6(b) of the Contribution Agreement, minus (y) the sum of (i) any payments of principal made by or on behalf of Borrower or any other Borrower Party to the Lenders (or any one of them) in respect of the Section 15.28 Loan following an Event of Default under the Credit Agreement, plus (ii) any amount of cash proceeds collected or otherwise realized (including by way of set off) by or on behalf of any Lender, pursuant to, or in connection with, the Section 15.28 Loan, including, but not limited to, any cash proceeds collected or realized from the exercise of any Lender Remedies (but excluding any cash payments of principal (to the extent such payment is already included in clause (i) above), premium or interest (it being understood that the paid premium or interest shall not be deemed to be unpaid for purposes of clause (b) below) received from the Borrower and any amount received as a reimbursement of expenses, indemnification payment or fees), plus (iii) the amount of principal or accrued and unpaid interest or accrued and unpaid premium otherwise owing by the Borrower Parties which is affirmatively discharged, forgiven or otherwise compromised by the Agent or the Lenders, plus (b) any unpaid premium on, or unpaid interest accruing under the Loan Documents on, the amount described in clause (a)(x) above.  For purposes of this Agreement, the Section 15.28 Loan will be deemed to be outstanding and not repaid until all other Loans under the Credit Agreement have been repaid and not reborrowed.

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4.           Notice.  As a condition to the enforcement of this Agreement, the Guarantor shall have received written notice of any failure by Borrower to pay any Guaranteed Obligations to the Lenders.  Except for the notice required under the preceding sentence, the Guarantor hereby waives notice of acceptance of this Agreement, demand of payment, presentment of this or any instrument, notice of dishonor, protest and notice of protest, or other action taken in reliance hereon and all other demands and notices of any description in connection with this Agreement.  Subject to the last sentence of Section 2, the Guarantor further waives and forgoes all defenses which may be available by virtue of any valuation, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets, and all suretyship defenses generally.

5.           Absolute Obligation.  Subject to the provisions of Sections 1, 2, 3 and 4, the obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any setoff, counterclaim, deduction, diminution, abatement, suspension, reduction, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations.  Without limiting the generality of the foregoing, subject to the provisions of Sections 1, 2, 3 and 4, the obligations of the Guarantor hereunder shall not be released, discharged, impaired or otherwise affected by any circumstance or condition whatsoever (whether or not the Borrower, any other Borrower Party, the Guarantor, the Agent or any Lender has knowledge thereof) which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full of all of the Guaranteed Obligations), including, without limitation:

(a)           any amendment, modification, addition, deletion or supplement to or other change to any of the terms of the Loan Documents, or any assignment or transfer of any thereof, or any furnishing, acceptance, surrender, substitution, modification or release of any security for, or guaranty of, the Guaranteed Obligations;

(b)           any failure, omission or delay on the part of the Borrower or any other Borrower Party to comply with any term of any of the Loan Documents;

(c)           any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in the Loan Documents or any of them or any delay on the part of the Agent or the Lenders to enforce, assert or exercise any right, power or remedy conferred on the Agent or the Lenders in the Loan Documents;

(d)           any extension of the time for payment of the principal of or premium (if any) or interest on any of the Guaranteed Obligations, or of the time for performance of any other obligations, covenants or agreements under or arising out of the Loan Documents or any of them, or the extension or the renewal thereof;

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(e)           to the extent permitted by applicable law, any voluntary or involuntary bankruptcy, insolvency, reorganization, moratorium, arrangement, adjustment, readjustment, composition, assignment for the benefit of creditors, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Borrower, any other Borrower Party or the Guarantor or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding (including, without limitation, any automatic stay incident to any such proceeding);

(f)           any limitation, invalidity, irregularity or unenforceability, in whole or in part, limiting the liability or obligation of the Borrower or any other Borrower Party or any security therefor or guarantee thereof or the Agent’s or the Lenders’ recourse to any such security or limiting the Agent’s or the Lenders’ right to a deficiency judgment against the Borrower, any other Borrower Party, the Guarantor or any other Person; and

(g)           any other act, omission, occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, release or discharge (including the release or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Borrower, any other Borrower Party, the Guarantor or any other Person, whether or not the Borrower, any other Borrower Party, the Guarantor, the Agent or any Lender shall have notice or knowledge of the foregoing).

6.           Subrogation.  To the extent that the Guarantor shall have made any payments under this Agreement, the Guarantor shall be subrogated to, and shall acquire, all rights of the Lenders against the Borrower Parties and the LC Collateral with respect to such payments, including without limitation, (a) all rights of subrogation, reimbursement, exoneration, contribution or indemnification, and (b) all rights to participate in any claim or remedy of any Lender or any trustee on behalf of any Lender against any Borrower Party or the LC Collateral, in each case, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower Parties, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right; provided, however, that the Guarantor shall not exercise any right of subrogation, contribution, indemnity or reimbursement or any other rights it may have now or hereafter have, and any and all rights of recourse to any Borrower Party or any of its assets with respect to any payment it makes under this Agreement until (x) all of the Obligations (as defined in the Credit Agreement) (other than contingent indemnification obligations not yet asserted by the Person entitled thereto) shall have been indefeasibly paid, performed or discharged in full in cash, and (y) no Person has any further right to obtain any loans, advances or other extensions of credit under any of the Loan Documents.  If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent (for the benefit of the Lenders) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.  Notwithstanding any other provision of this Agreement or applicable law, the Guarantor shall not have, with respect to any payments made by the Guarantor under this Agreement, any right of subrogation, contribution, indemnity, reimbursement or other right whatsoever, whether by contract at law, in equity or otherwise, against, and shall have no recourse whatsoever to, any Borrower Party other than the Borrower and its Subsidiaries; provided, that, (x) nothing in this sentence shall provide the Guarantor with greater rights or recourse with respect to the Borrower or its Subsidiaries than the Guarantor would otherwise have under applicable law, and (y) all such rights and recourse shall subject in all respects to the other provisions of this Section 6.  For the avoidance of doubt, this Agreement shall not limit the ability of the Guarantor or its subsidiaries to ask for, sue, demand, receive and retain payments and other consideration from the Borrower or any other Borrower Party in respect of obligations of such Persons to the Guarantor and/or its subsidiaries which do not arise under this Agreement.

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7.           Continuity of Guaranteed Obligations; Bankruptcy or Insolvency.  If all or any part of any payment applied to any Guaranteed Obligation is or must be recovered, rescinded or returned to the Borrower, the Guarantor or any other Person (other than the Lenders) for any reason whatsoever (including, without limitation, bankruptcy or insolvency of any party), such Guaranteed Obligation shall be deemed to have continued in existence and this Agreement shall continue in effect as to such Guaranteed Obligation, all as though such payment had not been made. For the avoidance of doubt, the bankruptcy, insolvency, or dissolution of, or the commencement of any case or proceeding under any bankruptcy, insolvency, or similar law in respect of, the Borrower or any other Borrower Party shall not require the Guarantor to make any payment under this Agreement until all of the conditions in Section 2 and Section 4 have been satisfied (including, without limitation, the exhaustion of all Lender Remedies).

8.           No Waiver.  No delay or omission on the part of the Agent or any Lender in exercising any rights hereunder shall operate as a waiver of such rights or any other rights, and no waiver of any right on any one occasion shall result in a waiver of such right on any future occasion or of any other rights; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

9.           Representations and Warranties.  The Guarantor represents and warrants that (a) it is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) the execution, delivery and performance by the Guarantor of this Agreement, and the consummation of the transactions contemplated hereby, are within its powers and have been duly authorized by all necessary action; (c) this Agreement has been duly executed and delivered by the Guarantor, and constitutes the Guarantor’s legal, valid and binding obligation enforceable in accordance with its terms; (d) the making and performance of this Agreement does not and will not violate the provisions of any applicable law, regulation or order applicable to or binding on the Guarantor, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which the Guarantor is a party or by which the Guarantor or any of its property may be bound or affected; (e) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority or regulatory body or other third party for the execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and are in full force and effect; and (f) by virtue of the Guarantor’s relationship with the Borrower, the execution, delivery and performance of this Agreement is for the direct benefit of the Guarantor and the Guarantor has received adequate consideration for this Agreement.

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10.           Enforcement Expenses.  The Guarantor hereby agrees to pay all out-of-pocket costs and expenses of the Agent and each Lender in connection with the enforcement of this Agreement (including, without limitation, the reasonable fees and disbursements of counsel employed by the Agent or any of the Lenders); provided that no payment shall be due and owing under this Section 10 during the pendancy of any good faith dispute between the Guarantor and the Agent or the Lenders regarding the enforcement of this Agreement against the Guarantor and such payment shall be due only if (A) Guarantor agrees to make such payment or (B) a court of competent jurisdiction has determined pursuant to a final non-appealable order that this Agreement may be enforced against the Guarantor.

11.           Fraudulent Conveyance.  Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement, the Guarantor’s guarantee of the Guaranteed Obligations hereunder and any liens and security interests securing the Guarantor’s obligations under this Agreement, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Guarantor agrees that if this Agreement, the Guarantor’s guarantee of the Guaranteed Obligations hereunder or any liens or security interests securing the Guarantor’s obligations under this Agreement, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement, such guarantee and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause this Agreement, such guarantee or such lien or security interest to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times.  For purposes of this Section 11, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code (as defined in the Credit Agreement) or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

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12.           Exculpation of Lenders.  The Guarantor acknowledges and agrees, on behalf of itself and each of its Affiliates, that none of J.P. Morgan Chase Bank, N.A., J.P. Morgan Securities Inc., Bank of America, N.A., Bank of America Securities LLC or any of the other Lenders from time-to-time under the Credit Agreement, or any of their respective Affiliates, successors or assigns, or any officer, director, partner, trustee, equity holder, agent, employee, attorney, attorney-in-fact, advisor or controlling Person of any of the foregoing (collectively, the “Lender Parties”) shall have any duty (including any fiduciary duty or any other express or implied duty), liability, obligation or responsibility whatsoever to the Guarantor or any of its Affiliates arising from, in connection with or relating to (i) the Loans and other extensions of credit contemplated by the Credit Agreement and the other Loan Documents (the “Debt Financing”), or (ii) any of the transactions contemplated by this Agreement, the Credit Agreement or any of the other Loan Documents or any agreement, instrument certificate or instrument referred to in the Loan Documents, including, without limitation, any actual or alleged breach, misrepresentation or failure to perform any of their respective duties or obligations (including, but not limited to, any failure to fund or otherwise extend credit) under any Loan Document or any agreement, certificate or instrument related thereto (clauses (i) and (ii), collectively, the “Financing Matters”).  No Lender Party shall be liable to the Guarantor or any of its Affiliates for any action taken or not taken by such Lender Party in connection with any of the Financing Matters; provided, that, for the avoidance of doubt, the foregoing sentence shall not, in and of itself, operate as a waiver of defenses by the Guarantor to enforcement of this Agreement. The Guarantor hereby waives, releases and forever discharges each of the Lender Parties from any and all actions, causes of action, suits, debts, losses, costs, controversies, damages, liabilities, judgments, claims and demands whatsoever, in law or equity or otherwise, whether known or unknown (collectively, “Claims”) directly or indirectly arising out of or relating to any of the Financing Matters, that the Guarantor or any of its Affiliates ever had, now has or hereafter can, shall or may have against any of the Lender Parties, except to the extent arising as a result of (x) a demand for payment hereunder prior to the conditions in Section 2 and Section 4 being satisfied or (y) any act of gross negligence or willful misconduct committed by such Person at any time following the date hereof as determined by a court of competent jurisdiction pursuant to a final non-appealable order.  Furthermore, the Guarantor covenants not to sue any Lender Party in connection with or assert, and agrees to cause its Affiliates not to sue any Lender Party in connection with or assert, any Claims which they or any other party now or may hereafter have in connection with any Financing Matter, except to the extent arising as a result of (x) a demand for payment hereunder prior to the conditions in Section 2 and Section 4 being satisfied or (y) any act of gross negligence or willful misconduct committed by such Person at any time following the date hereof as determined by a court of competent jurisdiction pursuant to a final non-appealable order. Each of the Lender Parties shall be an intended third party beneficiary of this Section 12 and may enforce the terms of this Section 12 as if such Lender Party were a direct party to this Agreement, and this Section 12 may not be amended, supplemented, waived or otherwise modified without the prior written consent of each of JPMorgan Chase Bank, N.A. and Bank of America, N.A.

13.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

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(b)           The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Agent hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in any such New York State court or, to the extent permitted by law, in such federal court.  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party (other than the Guarantor) may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.  The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.  The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           This Agreement shall inure to the benefit of and be binding upon the Guarantor and its successors and assigns and the Agent, the Lenders and their respective successors and assigns.

(d)           This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties related thereto.

(e)           Each reference herein to the Guarantor shall be deemed to include the successors and assigns of the Guarantor, all of whom shall be bound by the provisions of this Agreement; provided, however, that the Guarantor shall not, without obtaining the prior written consent of the Lenders (which consent may be withheld or conditioned in the Lenders’ sole discretion), assign or transfer this Agreement or the Guarantor’s obligations and liabilities under this Agreement, in whole or in part, to any other Person (and any attempted assignment or transfer by Guarantor without such prior written consent shall be null and void). Upon the written request of the Lenders, the Guarantor shall assign this Agreement to any Person who acquires all or substantially all of the assets of Guarantor; provided, that the Lenders shall have no duty or obligation to make such request. Each reference herein to the Lenders shall be deemed to include the successors and assigns of the Lenders under the Credit Agreement; it being understood that this Agreement shall not be for the benefit of, or be assigned to, any refinancing or refunding source with respect to the Guaranteed Obligations (it being acknowledged that an amendment, restatement, waiver or other modification of the terms of the Credit Agreement or other Loan Documents shall not constitute a refinancing or refunding for purposes of this provision) without the prior written consent of the Guarantor, provided, that in no event shall the foregoing prevent or restrict any Lender from making an assignment, selling a participation in, pledging or granting a security interest in or otherwise transferring all or any portion of its interests in the Loans (and its corresponding interest in the guarantee provided for hereunder) under the applicable provisions of Section 15.1 of the Credit Agreement (as in effect on the date hereof, except to the extent the Guarantor consents to any subsequent amendment or other modification to such provisions) or impair any Lender’s rights under this Agreement as a result of any such assignment, participation, pledge, security interest or transfer made in accordance with such provisions.

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(f)           This Agreement is for the benefit only of the Agent and the Lenders, shall be enforceable by them alone, is not intended to confer upon any third party any rights or remedies hereunder, and shall not be construed as for the benefit of any third party; provided, however, that (i) the Agent shall be permitted, in its sole discretion, to pay or to direct the Guarantor to pay any and all amounts payable pursuant to this Agreement to any Lender or any third party, and (ii) each of the Lender Parties may enforce the provisions of Section 12 of this Agreement.

(g)           EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF AND THEREOF. THE PARTIES AGREE THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

14.           Miscellaneous.

(a)           This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto and, with respect to any amendment or modification of Section 11, each of JPMorgan Chase Bank, N.A. and Bank of America, N.A.

(b)           All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whim it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (with confirmation of receipt), on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

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If to the Guarantor:

c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:              Donna Brandin
Facsimile:              732-612-1444

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:              Jeffrey D. Marell
 Jeffrey B. Samuels
Facsimile:              212-757-3990

If to the Agent:

JPMorgan Chase Bank, N.A., as Agent
383 Madison Avenue
New York, NY 10172
Attn:  Marc Costantino
Telecopy:  212-622-8167

(c)           If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be held invalid or unenforceable in any jurisdiction, then (i) as to such jurisdiction, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which such term or provision is held invalid or unenforceable in such jurisdiction, shall not be affected thereby, (ii) the court making such determination shall have the power to reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable provision, and (iii) each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14(d), provided that receipt of copies of such counterparts is confirmed.

[The next page is the signature page]

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IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first above written.

By:	Lightstone Value Plus REIT, L.P.
By:	Lightstone Value Plus Real Estate Investment
Trust, Inc., its General Partner

By:
Name:
Title:

ACCEPTED AND AGREED TO:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

EXECUTION COPY

CAPITAL CONTRIBUTION COMMITMENT AGREEMENT

THIS CAPITAL CONTRIBUTION COMMITMENT AGREEMENT (“Agreement”) is made as of the 30th day of August 2010, by and among Lightstone Value Plus REIT, L.P.(the “Committed Party”), Pro-DFJV Holdings LLC, a Delaware limited liability company (“Pro-DFJV”), Marco LP Units, LLC, a Delaware limited liability company, its successors and assigns, having an address at 225 West Washington Street, Indianapolis, Indiana 46204 (“New Company”), and Simon Property Group, L.P., a Delaware limited partnership, its successors and assigns, having an address at 225 West Washington Street, Indianapolis, Indiana 46204 (“SPGLP”).

WITNESSETH:

WHEREAS, the Committed Party is an indirect owner of an interest in SPGLP; and

WHEREAS, SPGLP has obtained, or may in the future obtain, unsecured term indebtedness that is nonrecourse with respect to its limited partners and the REIT (as defined below), excluding any revolving credit facility obtained by SPGLP from time-to-time (each a “Loan” and collectively, the “Loans”) from one or more financial institutions (each a “Lender” and collectively, the “Lenders”); and

WHEREAS, Simon Property Group, Inc. (the “REIT”) is the sole general partner of SPGLP; and

WHEREAS, the Loans are or will be evidenced by one or more promissory notes (collectively, the “Notes”) and other loan documents (collectively, the “Loan Documents”); and

WHEREAS, the Committed Party has agreed to contribute capital to SPGLP (the “Committed Contribution”) in an amount set forth herein (the amount of such Committed Contribution, taken together with the maximum aggregate amount of all other similar capital contribution commitments of direct and indirect owners of SPGLP pursuant to agreements similar to this Agreement, the “Total Committed Capital”), all on the terms and conditions hereafter set forth;

WHEREAS, SPGLP would use the proceeds of the Committed Contribution to repay a portion of one or more of the Loans, if necessary; and

WHEREAS, the Committed Party expects to derive benefits, directly or indirectly, from the Loans.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Committed Party hereby covenants and agree with SPGLP, Pro-DFJV, and New Company as follows:

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1.           Loan Documents.  The Committed Party acknowledges that it is familiar with (x) the Loans that are outstanding as of the date hereof and the Loan Documents evidencing such Loans, (y) the Limited Liability Company Operating Agreement of New Company (the “New Company Agreement”), and (z) the Eighth Amended and Restated Limited Partnership Agreement of SPGLP (the “SPGLP Agreement”).  On request of the Committed Party, SPGLP will provide to the Committed Party (i) copies of Loan Documents entered into, modified, or amended after the date hereof and all documents relating thereto or, at SPGLP’s option, a summary of all material provisions of the Loans and all such documents, and (ii) information as to the Total Committed Capital and the total amount of the Loans from time to time.  SPGLP shall promptly notify the Committed Party when SPGLP obtains new Loans or repays, modifies, or amends existing Loans.

2.           Intentionally Omitted.

3.           Capital Contribution Obligations.

(a)          The Committed Party hereby irrevocably and unconditionally agrees to contribute capital to SPGLP (the “Committed Contribution”) in an amount, up to a maximum amount set forth opposite its name on Exhibit A hereto (the “Maximum Amount”), equal to the Committed Party’s Proportionate Share of any Loan Recovery Shortfall Amount (such amount, with respect to the Committed Party, being adjusted as provided herein and, as so adjusted, being referred to herein as its “Capital Contribution Obligation”) at the time and manner as required hereunder.

(b)          The Committed Party shall be permitted to designate a new Maximum Amount at the following times: (i) on or before December 31, 2010, (ii) upon the fourth anniversary of the date hereof or, if later, the expiration of the Refinancing Guaranties (as defined in the Tax Matters Agreement dated as of the date hereof, by and among the parties hereto, the REIT, and Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “LVP Tax Matters Agreement”)) that are in effect on such anniversary and (iii) as of the first repayment in full or in part of the CMBS Debt (as defined in the Tax Matters Agreement), other than through regularly scheduled principal payments that are made prior to maturity.  SPGLP shall provide the Committed Party with written notice of any repayment described in clause (iii) of the preceding sentence at least ninety (90) days prior to such repayment.

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(c)           For the purposes of this Agreement, (x) the term “Proportionate Share” shall mean the proportion that the Committed Party’s Committed Contributions bears to Total Committed Capital, (y) “Loan Recovery Shortfall Amount” shall mean the excess of (i)  Total Committed Capital (up to a maximum of the aggregate amount due under the Loans at the time that notice is given under Section 5 of this Agreement ), over (ii) all Remedy Proceeds, and (z) the term “Remedy Proceeds” shall mean the aggregate amount received by one or more Lenders with respect to Loans that are declared in default by the Lender, after the date of the declaration of default with respect to each such Loan, and/or realized by any Lender in any exercise of its remedies, whether under the applicable Loan Documents or otherwise in connection with any Loan that is declared in default by the Lender, and shall include all additional amounts any Lender would be entitled to receive if such Lender realized on all remedies available to it, whether by agreement or under law.  For avoidance of doubt, (i) the amount of the Committed Party’s Capital Contribution Obligation shall be reduced, dollar-for-dollar, by the product of (a) the Committed Party’s Proportionate Share and (b) all Remedy Proceeds and, for this purpose, all Remedy Proceeds shall be applied, based on their Proportionate Shares, solely against the Capital Contribution Obligations of the Committed Party and all other similar capital contribution obligations of direct and indirect owners of SPGLP pursuant to agreements similar to this Agreement until the aggregate amount thereof has been reduced to zero and (ii) SPGLP shall exhaust all other remedies available to it for the repayment of any Loan that is declared in default by the Lender prior to enforcing the obligations of the Committed Party under this Agreement.  Notwithstanding anything to the contrary in this Agreement, if at any time the Total Committed Capital exceeds 30% of the aggregate principal amount of the Loans, then the Committed Contribution of the Committed Party shall be reduced dollar for dollar by the amount that is the product of the Committed Party’s Proportionate Share and the dollar amount of such excess.

4.           Commitment Absolute.  This Agreement is an absolute, unconditional, present and continuing obligation of the Committed Party to make its Committed Contribution.  No setoff, counterclaim, reduction or diminution of an obligation, except as set forth in Section 3 of this Agreement, or any defense of any kind or nature (other than (a) performance by the Committed Party of the Capital Contribution Obligations, (b) payment in full of the unpaid principal balance of the Loans or, if less, the Loan Recovery Shortfall Amount, (c) existence of Remedy Proceeds equal to or greater than the Loan Recovery Shortfall Amount or (d) violation by New Company or SPGLP of any of its agreements or obligations under this Agreement, including, without limitation, those set forth in Section 10(c) of this Agreement) which the Committed Party has or may have with respect to a claim under this Agreement shall be available hereunder to the Committed Party against New Company or SPGLP.

5.           Time, Method And Place Of Payment.  All payments of Committed Contributions by the Committed Party under or by virtue of this Agreement shall be made to SPGLP in lawful money of the United States of America and in immediately available funds at  SPGLP’s offices specified in Section 16 of this Agreement, or at such other place or places as SPGLP may hereafter designate in writing.  Any payments hereunder to be made by the Committed Party will be due and payable within ten (10) business days after notice from New Company and SPGLP stating the amount of the Capital Contribution Obligations, as determined in accordance with the provisions of Section 3 of this Agreement, accompanied by support documentation adequate to substantiate the amount due.

6.           SPGLP Agreement And New Company Agreement; U.S. Federal Income Tax Treatment.  For purposes of the New Company Agreement and the SPGLP Agreement, and for U.S. federal income tax purposes, (a) the Committed Party shall be deemed to have made a contribution of capital to Pro-DFJV in an amount equal to the product of (1) its Committed Contribution and (2) the quotient of (A) Pro-DFJV’s Allocable Share (as defined in the LVP Tax Matters Agreement) over (B) the sum of the Allocable Shares of the Committed Party and Pro-DFJV (the amount of such contribution, the “Pro-DFJV Amount”), (b) Pro-DFJV shall be deemed to have contributed the Pro-DFJV Amount to New Company, (c) the Committed Party shall be deemed to have made a contribution of capital to New Company in an amount equal to the Committed Contribution minus the Pro-DFJV Amount, and (d) New Company shall be deemed to have immediately contributed the Committed Contribution to SPGLP.

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7.           Waivers.  Except as expressly provided herein to the contrary, the Committed Party hereby waives notice of any liability to which this Agreement may apply, notice and proof of reliance by New Company or SPGLP upon this Agreement, presentment and demand for payment, notice of dishonor, protest and notice of protest of compliance with the terms and provisions of any of the Loan Documents, or of non-performance or non-observance thereof.

8.           Committed Party’s Consent Not Required.  Except as otherwise provided herein, so far as the Committed Party is concerned, SPGLP and the Lenders may agree at any time and from time to time, without the consent of, or notice to, the Committed Party, and, without impairing or releasing any of the Capital Contribution Obligations of the Committed Party, to:

(a)           change the manner, place or terms of, and/or change or extend the time of payment, or modify, renew or alter, any of the Loan Documents, or any liability incurred directly or indirectly in respect thereto, or waive any breach of, or any act, omission or default under, the Loan Documents, or consent to any of the foregoing, and this Agreement shall continue in full force and effect notwithstanding any such changes, extensions, modifications, renewals or alterations, and each reference in this Agreement to the Loan Documents shall include such change, extension, modification, renewal or alteration;

(b)           settle or compromise any claim pursuant to the Loan Documents, or any liability incurred directly or indirectly in respect thereof (except for liabilities of the Committed Party for Capital Commitments), or consent to any of the foregoing; and

(c)           apply any sums by whomsoever paid or howsoever realized to whatever obligations of SPGLP in respect of any Loan or the Loan Documents as are then outstanding, as SPGLP and the Lenders may deem appropriate, regardless of what Capital Contribution Obligations of the Committed Party then remain unsatisfied, the order and method of such application to be in SPGLP's and the Lenders’ discretion; provided, however, that SPGLP shall not take any action described in this Section 8, a principal purpose of which would be to cause the Committed Party to become obligated to make payments of Committed Contributions to SPGLP.

9.           No Impairment or Defense.  No invalidity, irregularity or unenforceability of all or any part of the Capital Commitment Obligations or of any of the Loan Documents (including, without limitation, by reason of any insolvency or bankruptcy of SPGLP or other primary obligor or guarantor of any Loan or any disaffirming of any such obligation by or on behalf of SPGLP or other primary obligor or guarantor), nor any delay on the part of any Lender in exercising any of its rights, powers or options under any of the Loan Documents or a partial or single exercise thereof, shall, except as otherwise provided in this Agreement, affect, impair or be a defense to this Agreement, and this Agreement shall be construed as a continuing, absolute and unconditional commitment without regard to the validity, regularity or enforceability of the Loan Documents or any other instrument or document with respect thereto at any time or from time to time held by Lenders.

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10.           Certain Covenants of SPGLP.  At all times that the Committed Party holds a direct or indirect interest in SPGLP, SPGLP and New Company represent, covenant and agree as follows with the Committed Party:

(a)           In the absence of the obligations undertaken by the Committed Party hereunder, each of the Loans would be a “nonrecourse liability,” within the meaning of Treas. Reg. Sec. 1.752-1(a)(2) as in effect on the date hereof, and New Company and SPGLP shall take such action as may be necessary to cause such Loans to retain (and shall refrain from taking any action that would cause such Loans to lose) such status as long as the Committed Party has any Capital Contribution Obligation hereunder, unless SPGLP has made the offer to the Committed Party described in Section 10(c) below;

(b)           Taking into account the obligations under this Agreement, SPGLP and New Company shall take such action as may be necessary to cause the Loans to be treated (and shall refrain from taking any action that would cause such obligation to cease to be treated), for federal income tax purposes, as a “recourse liability,” as such term is used in Treas. Reg. Sec. 1.752-2 as in effect on the date hereof with respect to the Committed Party (including through its interest in Pro-DFJV), to the extent of the Committed Party’s Committed Capital;

(c)           In the event that (i) (A) SPGLP incurs additional indebtedness in excess of one billion dollars in the aggregate that is senior to any of the Loans or (B) any Loan is refinanced or repaid in accordance with its terms, and (ii) SPGLP offers any limited partner that has entered into a similar capital contribution agreement an opportunity to have the “economic risk of loss,” within the meaning of Treas. Reg. Sec. 1.752-1 and 1.752-2, with respect to any indebtedness of SPGLP which is senior to the Loans, SPGLP shall provide a similar and no less favorable opportunity to the Committed Party to replace all or a portion of its obligation under this Agreement.

(d)           SPGLP shall maintain Loans with a sufficient principal balance such that the Committed Party would be required to make a Committed Contribution equal to its Maximum Amount, as determined from time to time, in the event that the Lender receives no Remedy Proceeds, taking into account the limitations on Committed Contributions imposed by this Agreement and all similar capital contribution commitments of direct and indirect owners of SPGLP pursuant to agreements similar to this Agreement.

11.           Amendments; Governing Law.  This Agreement may not be waived, modified, cancelled, terminated or amended except by an agreement in writing signed by SPGLP, New Company, Pro-DFJV, and the Committed Party, so long as it has not ceased to be the Committed Party pursuant to Section 15 of this Agreement.  The respective rights and obligations of the Committed Party, Pro-DFJV, New Company, and SPGLP shall be governed by and construed in accordance with the laws of the State of Delaware.

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12.           Successors and Assigns.  Subject to the remainder of this Section 12 and to Section 15, below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for the parties hereto and their respective successors and assigns, no other person shall be entitled to the benefits of this Agreement or to rely hereon and, in particular, the Lenders shall not be, and shall not be deemed to be, a third party beneficiary of this Agreement.  Upon the transfer of a portion or all of the Committed Party’s indirect interest in SPGLP, the successors, assigns, distributees and/or transferees of the Committed Party (the “Transferees”) may assume or otherwise undertake the Capital Contribution Obligation of the Committed Party, by entering into and delivering a substitute or replacement of this Agreement which shall contain substantially the same terms and provisions of this Agreement, in order to satisfy all or any portion of the obligations of the Committed Party.  If one or more, but not all, of the Transferees elect to assume or otherwise undertake the Capital Contribution Obligation of the Committed Party, then all those making such election shall be severally liable for the Committed Contribution, provided each such Transferee’s proportionate share shall be either: (a) that percentage which results from multiplying the Committed Party’s Committed Contribution by a fraction whose numerator is one (1) and whose denominator is the aggregate number of Transferees, or (b) such percentage as is agreed to by all of such Transferees.  Any Transferee that does not elect to assume or otherwise undertake the Capital Contribution Obligation of the Committed Party shall have no liability for the Committed Party’s Capital Contribution Obligation.

13.           Actions and Proceedings.  Any action or proceeding in connection with this Agreement may be brought in a court of record of the State of domicile of the party against whom the action or proceeding is brought or the United States District Court for such State of domicile, the parties hereby consenting to the jurisdiction thereof, and service of process may be made upon any party by mailing a copy of the summons and complaint to such party, by registered or certified mail, at its address to be used for the giving of notices under this Agreement.  In an action or proceeding relating to this Agreement, the parties mutually waive trial by jury.

14.           Severability.  If this Agreement would be held or determined to be void, invalid or unenforceable by reason of the amount of the Committed Party’s liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the maximum amount of the liability of the Committed Party under this Agreement shall, without any further action by the Committed Party, Pro-DFJV, New Company, SPGLP any other person, be automatically limited and reduced to an amount which is valid and enforceable.

15.           Termination Of Contribution Obligation.  In the event that:

(a)           the Committed Party ceases to own a direct or indirect interest in SPGLP;

(b)           upon request of the Committed Party, within six months of a substantial reorganization of SPGLP or the REIT for business or tax purposes, which reorganization results in a substantial increase in SPGLP debt; or

(c)           upon request of the Committed Party made at any time during the 60-day period following each successive six-year anniversary of the date of this Agreement,

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then each party’s obligations hereunder shall terminate and be of no further force or effect and each shall execute such documents acknowledging the termination of the such party’s obligations hereunder as the other parties may reasonably request; except that, in the case of an event described in Section 15(a), (c) or (d) above, if, in the reasonable judgment of SPGLP, there is a significant possibility that within one year of such event the obligation of the Committed Party hereunder would be called upon by SPGLP to satisfy the Loans, then the Committed Party's obligations hereunder shall terminate and be of no further force or effect only with respect to Capital Contribution Obligations arising more than one year after the date of the event.

16.           Notices.  All notices or other communications hereunder to either party shall be in writing and shall be sent by (a) overnight courier service or United States Express Mail against receipt or (b) Certified Mail, Return Receipt Requested, postage prepaid.  Notices shall be deemed given one (1) business day after being sent if sent by overnight courier service or United States Express Mail or three (3) business days after being sent if sent by Certified Mail.  Notices to a party shall be sent to its or his address set forth below or to such other address as shall be stated in a notice similarly given:

If to SPGLP:

Simon Property Group, Inc
225 West Washington Street
Indianapolis, Indiana 46204
Attention:              James M. Barkley
Facsimile:              317-685-7377

With a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza
New York, New York 10004
Tel: 212.859.8980
Attention:              Peter S. Golden
 Alan S. Kaden
Facsimile:              212.859.4000

If to New Company:

Marco LP Units, LLC
225 West Washington Street
Indianapolis, Indiana 46204

With a copy (which copy shall not constitute notice) to:

If to the Committed Party or Pro-DFJV:

c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:              Donna Brandin
Facsimile:              732-612-1444

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With a copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:              Jeffrey D. Marell
 Jeffrey B. Samuels
Facsimile:              212-757-3990

17.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Committed Party and Pro-DFJV have duly executed this Agreement as of the day and year first above written.

COMMITTED PARTY:

By:	Lightstone Value Plus REIT, L.P.
By: Lightstone Value Plus Real Estate Investment Trust, Inc., its General Partner

By:
Name:
Title:

PRO-DFJV:

PRO-DFJV HOLDINGS LLC

By:
Print Name:
Duly Authorized

Signature Page to Capital Commitment

IN WITNESS WHEREOF, SPGLP and New Company have duly executed this Agreement as of the day and year first above written.

SPGLP:

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By:	SIMON PROPERTY GROUP, INC., a Delaware corporation, its General Partner

By:
Print Name:
Duly Authorized

NEW COMPANY:

MARCO LP UNITS, LLC

By:
Print Name:
Duly Authorized

Signature Page to Capital Commitment

Exhibit A to Capital Contribution Commitment Agreement

Committed Party	Committed Contribution

Lightstone Value Plus REIT, L.P.	$100,000,000.00

A-1